Exhibit 5.1


May 8, 1996

Cypros Pharmaceutical Corporation
2714 Loker Avenue West
Carlsbad, California 92008

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Cypros Pharmaceutical Corporation (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offer and sale of up to two hundred thousand (200,000) shares of the Company's Common Stock, no par value, by a certain shareholder, as described in the Registration Statement (the "Shares").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Restated Articles of Incorporation, as amended, your Bylaws, as amended and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid, and nonassessable.

We  consent to the reference to our firm under the caption "Legal
Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD CASTRO
HUDDLESON & TATUM


By:  M. Wainwright Fishburn, Jr.
     (Signature)